Exhibit 99.1

      SONIC FOUNDRY REPORTS TWELFTH CONSECUTIVE QUARTER OF RECORD SALES FOR
                                    MEDIASITE

   NEW LINE OF PRODUCTS, CUSTOMERS AND GROWING INTEREST IN RICH MEDIA CONTINUE
               BUILDING TRACTION FOR COMPANY IN ITS TARGET MARKETS

    MADISON, Wis., Aug. 4 /PRNewswire-FirstCall/ -- Sonic Foundry(R) Inc. (Nasdaq: SOFO), the worldwide leader in automated rich media solutions, today announced results for its third quarter and nine-month period of fiscal 2005. For the twelfth consecutive time, Sonic Foundry reported record sales for its popular family of Mediasite(TM) rich media communications systems. Repeat and multi-unit customers this quarter included: Baptist Health System, Booz Allen Hamilton, Domino's Pizza, East Carolina University, Northrop Grumman, Northwestern University, Penn State University, South Africa Dept. of Health, State of Wisconsin, University of Houston, University of Illinois, UCLA and USC.

    Highlights for the third quarter and nine-month period include:

     * Revenues increase substantially from a year ago. For the third quarter, revenues were $2.2 million, up 83 percent from $1.2 million for the third quarter a year ago. For the nine-month period, revenues rose 95 percent to $5.8 million, compared to $3.0 million, for the nine-month period in fiscal 2004. Continued market momentum and growth in Mediasite sales, coupled with growing customer support revenue, contributed to the significant increase.

     * Recorded the twelfth consecutive record quarter of Mediasite sales. Sonic Foundry continues to ramp up sales of its award-winning Mediasite family of rich media communications products. For the third quarter of 2005, Mediasite sales jumped to $1.9 million, an increase of nearly $900,000 from the $959,000 recorded for the third quarter of fiscal 2004. Correspondingly, the number of Mediasite units sold almost doubled for the third quarter -- up from 68 in third quarter of last year to 131 for third quarter of fiscal 2005. Contributing to the continued improvement were increased product revenues from Mediasite ML mobile unit sales to newly signed channel partners and international customers. As a result, the company experienced an inventory shortfall by selling out its entire stock of ML units for the quarter.

     * Gross margins continue to improve. For the third quarter, gross margins rose to 64 percent compared to 62 percent a year ago.

     * Operating expenses increase in line with recent promotions. As expected, increased operating efficiency is now taking hold. For the third quarter, operating expenses increased slightly to $2.5 million compared to $2.3 million a year ago, representing only a nine percent increase in comparison to the 83 percent top line growth. Incremental sales and marketing expenses related to the launch of new products and activities at InfoComm 2005 resulted in higher operating expenses from the prior quarter. The company believes these investments are important to strengthening its overall growing market leadership position and critical to the effective launch of several new products and services it announced recently (see below).

     * Cash used for operations decreases. The company's use of cash continues to show improvement over the prior year with a decrease in the amount of cash needed for operations. Year-to-date, cash used in operating activities decreased 30 percent from $4.7 million cash used in fiscal 2004 to $3.3 million used this year. The improvement is due to improved operating results and reduced working capital needs. The company is focused on leveraging continued revenue growth expectations and relatively flat expenses to reach break-even operating results in the near term.

     * Year-to-year net loss and EPS improves. Sonic Foundry reported an improved net loss of $1.1 million, or three cents per share, versus a loss of $1.6 million, or five cents per share, for the third quarter of fiscal 2004. For the fiscal 2005 nine-month period, the company reported an improved loss of $3.4 million, or 11 cents per share, compared to a loss of $4.0 million, or 14 cents per share.

     * A whole new family of Mediasite rich media communications systems. At InfoComm 2005, Sonic Foundry unveiled the Mediasite 440 Series, an entirely new line of rich media offerings, both hardware and software, designed to appeal to enterprises of all kinds. The 440 Series includes the latest advancements in both mobile and rack-mounted recorders; the LX Rich Media Server scalable platform; and, the Mediasite VL440, designed for video conference capture. With the Mediasite 440 Series, Sonic Foundry continues to drive the evolution of rich media communications with the industry's most complete offering of recording and publishing solutions to address a variety of organizational requirements for rich media. Shipment of the 440 Series products is expected to begin this quarter as the company begins meeting backlog demand for the new technology.

     * A new rich media services offering. In line with the continuing growth of the rich media market, Sonic Foundry announced the availability of a new managed services offering so a full range of organizations can experience the benefits of rich media today. The managed hosting services, the first part of the company's new services portfolio roll-out, will enable organizations to quickly and easily take advantage of the Mediasite rich media communications platform and jump start their rich media communications efforts.

     * Continued novel uses in the way customers deploy and use Mediasite. From capturing NASA's "Deep Impact" cosmic collision; to recording surgeons live from some of the most advanced operating rooms in the world; to allowing students to learn anytime, anywhere in the world, Mediasite truly is changing the way people and organizations communicate. With a steadily growing customer base of nearly 400 organizations, continued new and innovative ways of using rich media are being invented and explored daily that the company believes will help unleash the rich media explosion in the coming years.

    "There's a communications revolution happening in enterprises large and small and it's called rich media," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "We've spent the last two-plus years evangelizing and putting the infrastructure in place to stake a leadership claim in what is shaping up to be a great market opportunity. Through the introduction of our new product lines and service offerings, we're now positioned to truly help accelerate the market's adoption of this powerful communication medium."

    About Sonic Foundry(R), Inc.
    Founded in 1991, Sonic Foundry (Nasdaq: SOFO) is a leading provider of automated rich media communications technology for the enterprise. The company's integrated Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company's Website at www.sonicfoundry.com.

    Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

                               Sonic Foundry, Inc.
                           Consolidated Balance Sheets
                      (in thousands, except for share data)
                                   (Unaudited)

                                                June 30,     September 30,
                                                 2005            2004
                                             -------------   -------------
Assets
Current assets:
  Cash and cash equivalents                  $       4,514   $       7,583
  Accounts receivable,
   net of allowances of $115 and $98                 1,933           1,345
  Accounts receivable, other                            10              18
  Inventories                                          265             371
  Prepaid expenses and
   other current assets                                402             281
    Total current assets                             7,124           9,598
Property and equipment:
  Leasehold improvements                               185             185
  Computer equipment                                 1,325           1,010
  Furniture and fixtures                               177             177
    Total property and equipment                     1,687           1,372
    Less accumulated depreciation                      852             627
      Net property and equipment                       835             745
Other assets:
  Goodwill and other intangibles, net                7,638           7,676
  Capitalized software development
   costs, net of amortization
   of $997 and $788                                    403             612
    Total other assets                               8,041           8,288
Total assets                                 $      16,000   $      18,631

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                           $         737   $         879
  Accrued liabilities                                  635             686
  Unearned revenue                                     745             473
  Total current liabilities                          2,117           2,038

Other liabilities                                       22              27

Stockholders' equity:
  Preferred stock, $.01 par value,
   authorized 5,000,000
   shares; none issued and
   outstanding                                          --              --
  5% preferred stock,
   Series B, voting, cumulative,
   convertible, $.01 par value
   (liquidation preference at par),
   authorized 10,000,000
   shares, none issued and outstanding                  --              --
  Common stock, $.01 par value,
   authorized 100,000,000 shares;
   30,906,209 and 29,782,269 issued
   and 30,832,626 and 29,712,019
   outstanding at June 30, 2005 and
   September 30, 2004, respectively                    309             298
  Additional paid-in capital                       170,060         169,383
  Accumulated deficit                             (156,314)       (152,908)
  Receivable for common stock issued                   (26)            (39)
  Treasury stock, at cost, 70,250 shares              (168)           (168)
  Total stockholders' equity                        13,861          16,566
Total liabilities and stockholders' equity   $      16,000   $      18,631

                               Sonic Foundry, Inc
                            Statements of Operations
                      (in thousands, except for share data)
                                   (Unaudited)

                                  Three Months Ended June 30,    Nine Months Ended June 30,
                                 ----------------------------    --------------------------
                                     2005            2004           2005           2004
                                 ------------    ------------    -----------    -----------
Continuing Operations

Revenue:
Product sales                    $      1,855    $        959    $     4,859    $     2,253
Customer support
 fees                                     248             110            614            266
Other                                      72              85            359            475
Total revenue                           2,175           1,154          5,832          2,994
Cost of revenue                           776             443          1,981          1,198
Gross margin                            1,399             711          3,851          1,796

Operating expenses:
Selling and
 marketing expenses                     1,415           1,176          3,779          2,722
General and
 administrative
 expenses                                 650             738          2,236          2,063
Product development
 expenses                                 458             420          1,372          1,181
  Total operating
   expenses                             2,523           2,334          7,387          5,966
Loss from
 operations                            (1,124)         (1,623)        (3,536)        (4,170)

Other income, net                          59              25            130             81
Loss from
 continuing
 operations                            (1,065)         (1,598)        (3,406)        (4,089)

Gain on disposal
 of discontinued
 operations                                --              --             --            132
Net loss                         $     (1,065)   $     (1,598)   $    (3,406)   $    (3,957)

Net loss per common share:
   -- basic and
    diluted                      $      (0.03)   $      (0.05)   $     (0.11)   $     (0.14)

SOURCE  Sonic Foundry, Inc.
    -0-                             08/04/2005
    /CONTACT: Terri Douglas of Catapult PR-IR, +1-303-581-7760, ext. 18, tdouglas@catapultpr-ir.com; or Investors, Rob Schatz of Strategic Growth International, +1-212-838-1444, rob@sgi-ir.com, for Sonic Foundry, Inc./
    /Web site:  http://www.sonicfoundry.com /
    (SOFO)